EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, is made and entered into by and between St. Jude Medical, Inc., a Minnesota corporation with its principal offices at St. Paul, Minnesota ("St. Jude") and _____________________ _, residing at (the "Executive"), and shall be effective as of this ____ day of _______________, 199___.

         WHEREAS, St. Jude considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of St. Jude and its shareholders; and

         WHEREAS, the Executive is expected to make, due to Executive's intimate knowledge of the business and affairs of St. Jude, its policies, methods, personnel, and problems, a significant contribution to the profitability, growth, and financial strength of St. Jude; and

         WHEREAS, St. Jude, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive's duties, to the detriment of St. Jude and its shareholders; and

         WHEREAS, it is in the best interests of St. Jude and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to St. Jude of the Executive in the event of a Change in Control.

         THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until such time as St. Jude notifies the Executive of the termination of this Agreement. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall continue in effect for a period of 36 months from the date of the occurrence of a Change in Control.

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         2.                 Change in Control. No benefits shall be payable
                  hereunder unless there shall have been Change in Control, as set forth below.

                           (a) shall mean a change in control which would be
                  required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not St. Jude is then subject to such reporting requirement including, without limitation, if:

                                    (i) any "person" (as such term is used in
                           Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of St. Jude representing 40% or more of the combined voting power of St. Jude's then outstanding securities; or

                                    (ii) there ceases to be a majority of the
                           Board of Directors comprised of: (A) individuals who on the date hereof constituted the Board of St. Jude; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

                           (b) Executive agrees that, subject to the terms and
                  conditions of this Agreement, in the event of a Change in Control of St. Jude occurring after the date hereof, Executive will remain in the employ of St. Jude for a period of 90 days from the occurrence of such Change in Control.

         3. Termination Following Change in Control. If a Change in Control shall have occurred during the term of this Agreement, Executive shall be entitled to the benefits provided in subsection 4(d) unless such termination is (A) because of Executive's death or Retirement, (B) by St. Jude for Cause or Disability, or (C) by Executive other than for Good Reason.

                           (a) Disability; Retirement. If, as a result of
                  incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of Executive's duties with St. Jude for six consecutive months, and within 30 days after written Notice of Termination is given the Executive shall not have returned to the full-time performance of the Executive's duties, St. Jude may terminate Executive's employment for "Disability". Any question as to the existence of Executive's Disability upon which Executive and St. Jude cannot agree shall be determined by a qualified independent physician selected by Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive's immediate family), and approved by St. Jude. The determination of such physician made in writing to St. Jude and to Executive

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                  shall be final and conclusive for all purposes of this
                  Agreement. Termination by St. Jude or Executive of Executive's employment based on "Retirement" shall mean termination on or after attaining Normal Retirement Age in accordance with the St. Jude Medical, Inc. Profit Sharing Employee Savings Plan and Trust.

                           (b) Cause. Termination by St. Jude of Executive's
                  employment for "Cause" shall mean termination upon the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct.

                           (c) Good Reason. Executive shall be entitled to
                  terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

                                    (i) The assignment to Executive of any
                           duties inconsistent with Executive's status or position with St. Jude, or a substantial alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

                                    (ii) a reduction by St. Jude in Executive's
                           annual compensation in effect immediately prior to a Change in Control;

                                    (iii) location more than fifty miles from
                           St. Paul, Minnesota or St. Jude requiring Executive to be based anywhere other than St. Jude's principal executive offices except for required travel on St. Jude's business to an extent substantially consistent with Executive's business travel obligations immediately prior to the Change in Control;

                                    (iv) the failure by St. Jude to continue to
                           provide Executive with benefits at least as favorable to those enjoyed by Executive under any of St. Jude's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which Executive was participating immediately prior to the Change in Control, the taking of any action by St. Jude which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed immediately prior to the Change in Control, or the failure by St. Jude to provide Executive with the number of paid vacation days to which Executive is entitled immediately prior to the Change in Control, provided, however, that St. Jude may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination;

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                                    (v) The failure of St. Jude to obtain a
                           satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6; or

                                    (vi) Any purported termination of
                           Executive's employment which is not made pursuant to a Notice of Termination satisfying the requirements of subsection (e) below; for purposes of this Agreement, no such purported termination shall be effective.

                           (d) Voluntary Termination Deemed Good Reason.
                  Notwithstanding anything herein to the contrary, if the Change in Control arises from a transaction or series of transactions which are not authorized, recommended or approved by formal action taken by the Board of Directors as defined in Section 2(a)(ii) of this Agreement, Executive may voluntarily terminate his employment for any reason during the period commencing on the 91st day following a Change in Control and ending on the 180th day following the Change in Control, and such termination shall be deemed "Good Reason" for all purposes of this Agreement.

                           (e) Notice of Termination. Any purported termination
                  of Executive's employment by St. Jude or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of Executive's employment.

                           (f) Date of Termination. For purposes of this
                  Agreement, "Date of Termination" shall mean:

                                    (i) If Executive's employment is terminated
                           for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period); and

                                    (ii) If Executive's employment is terminated
                           pursuant to subsections (b), (c) or (d) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection (b) above shall not be less than 10 days, and in the case of a termination pursuant to subsection (c) or (d) above shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given).

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                           (g) Dispute of Termination. If, within 10 days after
                  any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, St. Jude shall continue to pay Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

         4.                Compensation Upon Termination or During Disability.
                  Following a Change in Control of St. Jude, as defined in subsection 2(a), upon termination of Executive's employment or during a period of Disability, Executive shall be entitled to the following benefits:

                           (a) During any period that Executive fails to perform
                  full-time duties with St. Jude as a result of a Disability, St. Jude shall pay Executive, the Executive's base salary as in effect at the commencement of any such period and the amount of any other form or type of compensation otherwise payable for such period if the Executive were not so disabled, until such time as the Executive is determined to be eligible for long term disability benefits in accordance with St. Jude's insurance programs then in effect.

                           (b) If Executive's employment shall be terminated by
                  St. Jude for Cause or by Executive other than for Good Reason, Disability or Retirement, St. Jude shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and St. Jude shall have no further obligation to Executive under this Agreement.

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                           (c) If Executive's employment shall be terminated by
                  St. Jude or by Executive for Disability or Retirement, or by reason of death, St. Jude shall immediately commence payment to the Executive (or Executive's designated beneficiaries or estate, if no beneficiary is designated) of any and all benefits to which the Executive is entitled under St. Jude's retirement and insurance programs then in effect.

                           (d) If Executive's employment shall be terminated (A)
                  by St. Jude other than for Cause, Retirement, or Disability or
                  (B) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below:

                                    (i) St. Jude shall pay Executive, through
                           the Date of Termination, the Executive's base salary as in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise payable for such period;

                                    (ii) In lieu of any further salary payments
                           for periods subsequent to the Date of Termination, St. Jude shall pay a severance payment (the "Severance Payment") equal to the amount described in either (A) or (B) below, whichever is applicable: (A) if the Executive has been an employee in any capacity of St. Jude or any Affiliate as defined below for an uninterrupted period of 3 or more years of elapsed time on the Date of Termination, two (2) times the Executive's Annual Compensation as defined below; or
                           (B) if the Executive has been an employee in any capacity of St. Jude or any Affiliate as defined below for an uninterrupted period of less than 3 years of elapsed time on the Date of Termination, one
                           (1) times the Executive's Annual Compensation as defined below. For purposes of this Section 4, "Annual Compensation" shall mean the Executive's annual salary (regardless of whether all or any portion of such salary has been contributed to a deferred compensation plan), the annual amount of the Executive's Perk Package, the target bonus for which the Executive is eligible upon attainment of 100% of the target (regardless of whether such target bonus has been achieved or whether conditions of such target bonus are actually fulfilled), and any other type or form of compensation paid to Executive by St. Jude (or any corporation ("Affiliate") affiliated with St. Jude within the meaning of Section 1504 of the Internal Revenue Code of 1986 as may be amended from time to time (the "Code")) and included in Executive's gross income for federal tax purposes during the 12-month period ending immediately prior to the Date of Termination but excluding: a) any amount actually paid to the Executive as a cash payment of the target bonus (regardless of whether all or any portion of such target bonus was contributed to a deferred compensation plan); b) compensation income recognized as a result of the exercise of

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                           stock options or sale of the stock so acquired; and
                           c) any payments actually or constructively received from a plan or arrangement of deferred compensation between St. Jude and the Executive. All of the factors included in Annual Compensation shall be those in effect on the Date of Termination and shall be calculated without giving effect to any reduction in such compensation which would constitute a breach of this Agreement. The Severance Payment shall be made in a single lump sum within 60 days after the Date of Termination.

                                    (iii) For the period of time after the Date
                           of Termination on which the Severance Payment is determined in accordance with paragraph (ii) above, St. Jude shall arrange to provide, at its sole expense, Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving or entitled to receive immediately prior to the Notice of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be reported to St. Jude.

                                    (iv) St. Jude shall also pay to Executive
                           all legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                                    (v) The Severance Payment shall be reduced
                           and offset by the amount of any payment received or to be received by Executive in connection with the termination of employment pursuant to the provisions of the St. Jude policy HR-1.02.25 entitled "Severance Pay," effective January 1, 1994, as amended from time to time, or any successor to such policy. Except as provided in the preceding sentence, no other offset or reduction in the amount payable under this section shall be made, regardless of whether or not such payments are tax deductible by St. Jude.

                           (e) Executive shall not be required to mitigate the
                  amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

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                           (f) Executive shall be entitled to receive all
                  benefits payable to the Executive under the St. Jude Medical, Inc. Profit Sharing Employee Savings Plan or any successor of such Plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to Executive under this
                  Section 4.

                           (g) Executive shall be entitled to exercise all
                  rights and to receive all benefits accruing to Executive under any and all St. Jude stock purchase and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 4.

         5. Funding of Payments. In order to assure the performance of St. Jude or its successor of its obligations under this Agreement, St. Jude may deposit in trust an amount equal to the maximum payment that will be due the Executive under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to St. Jude. If St. Jude deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, St. Jude shall remain liable for any and all payments due to Executive. In accordance with the terms of such trust, at all times during the term of this Agreement, Executive shall have no rights, other than as an unsecured general creditor of St. Jude, to any amounts held in trust and all trust assets shall be general assets of St. Jude and subject to the claims of creditors of St. Jude. Failure of St. Jude to establish or fully fund such trust shall not be deemed a revocation or termination of this Agreement by St. Jude.

         6. Successors; Binding Agreement. St. Jude will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of St. Jude to expressly assume and agree to perform this Agreement in the same manner and to the same extent that St. Jude would be required to perform it if no such succession had taken place. Failure of St. Jude to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to the Compensation and benefits from St. Jude in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

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                           (a) This Agreement shall inure to the benefit of and
                  be enforceable by Executive's personal or legal representatives, successors, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

         7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of St. Jude, to its principal office to the attention of each of the then directors of St. Jude with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         9. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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         IN WITNESS WHEREOF, the undersigned officer, on behalf of St. Jude
Medical, Inc., and the Executive have hereunto set their hands as of the date first above written.

                                        ST. JUDE MEDICAL, INC.


                                        By
                                          --------------------------------------

                                          Its
                                             -----------------------------------

                                        EXECUTIVE:


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